Exhibit 99.1

Destination Maternity

Fourth Quarter Fiscal 2018

Results Conference Call

4/16/19

Good morning everyone and welcome to our fourth quarter earnings call. Before I provide an update on our progress against our long-term strategic plan, I will provide some commentary on our FY2018 Q4 results and FY2019 Q1 results to date.

In short, our fourth quarter results were both challenging and not acceptable. We experienced a comp sales decline of 5.8%, driven by soft conversion results on our e-commerce sites, challenging trends in store, and margin performance that was negatively impacted by an aggressive approach to right sizing our total inventory. While there were external factors that impacted our business, including the temporary government shutdown, a highly competitive and promotional holiday season, along with several delayed shipments due to port congestion, there were a number of factors that we own. We are in the process of course correcting those. Specifically, our promotional cadence and marketing strategy. We acted too aggressively to right size our markdown inventory. While we expected a significant erosion in selling prices, sales were not incremental, and we traded our customer from regular price into markdowns. Our promotional cadence moving forward is constructed to strike a balance between conversion and margin preservation. From a marketing perspective we were too reactionary with our email campaigns and did not optimize our paid search spend.

While the sales and profit results fell short of our plans, we were able to tightly manage expenses in order to mostly offset the profit impact of the lackluster sales and challenging promotional environment. From an inventory perspective, we reduced our balance sheet inventory by 10% vs. the prior quarter, which was better than we had planned, and aged units were reduced by 21% vs. the prior year. Moving forward, we are continuing to rationalize our inventory assortment. As we build on our learnings, we have confidence in our ability to improve both price and margin.

As for FY2019 Q1, results to date have continued to be below our expectations. February sales were significantly impacted with a delay in Spring shipments due to port congestion and a vessel fire. While we did see trend improvement heading into the beginning of March, the final two weeks were challenging with the Easter shift to April. To quantify, we anticipate Q1 comp sales to be down mid-single digits, our gross profit margin rate to be relatively flat to LY and lower SG&A than last year in both dollars and as a % of sales.

As we look to the balance of the year, we are actively taking measures to ensure we deliver our plan for the year with an improved CRM strategy, optimized paid search program and promotional efforts that will strike an improved balance between conversion and margin.

Now I would like to provide a progress update on our long term strategic plan, Destination ->Forward, which I’ll bucket into our three key priorities: right-sizing our ship, optimizing our infrastructure and developing innovative product and solutions.

First, right sizing our ship to be a more efficient organization:

I mentioned our progress in reducing fourth quarter inventory levels to plan. While margins were negatively impacted by these efforts, we have built a go-forward strategic promotional calendar with enhanced segmentation precision, to drive more conversion with margin preservation.

We continue to rationalize our product assortment, shifting product mix towards evergreen core solutions. This shift has allowed us to reduce overall inventory receipts by 18% in FY2019 vs. FY2018. This in turn will help deliver improved inventory turns, and ultimately the $7 million in working capital improvement from reduced inventory that we expect to generate this year.

Our brick and mortar optimization strategy continues to evolve and Dave will cover this in more detail in a few moments.

Second priority, optimizing our infrastructure:

We continue to focus our capital investments on items that will fuel e-Commerce growth and enable us to be more omni focused. We are in phase one of a multi-year technology upgrade plan that will allow us to achieve our long-range sales plan for e-Commerce, while also making store inventories more productive. A few investments we made recently include: an upgraded product ratings and review tool, enhanced store locator tool, an additional payment solution – Venmo, as well as providing store inventory visibility on individual product pages.

A second key infrastructure priority, is to re-establish our wholesale business channel. Since launching our Amazon wholesale business last Fall, we see continued opportunity to grow the wholesale channel allowing new customers to engage with our brand. During 2019, we anticipate growing our distribution strategy with additional 3rd parties, expanding our reach and revenue.

Our third infrastructure update, is personnel. Over the last eight months we have re-shaped our senior leadership team with performance driven individuals, who champion optimization, productivity and profitability. In mid-January, the entire senior management team began executing a detailed transformation initiative aimed at driving alignment throughout the organization with the comprehensive goals and actions needed to achieve our 2019 budget. In addition, we recently announced the appointments of two new board members, Lisa Gavales and Greg Kleffner. The Board and the management team are pleased to have Lisa and Greg join us with their extensive public company, retail and financial experience.

Our third and final priority update is developing innovative products and solutions:

From a product standpoint, as we curate a narrower, and more evergreen products offer, our focus is on creating solution-based products. We saw strong comparable sales results in the fourth quarter across our top 30 products and anticipate this accelerating throughout FY2019.

From a merchandising strategy standpoint, we continue to test new strategies focused on driving incremental business in our key product categories with new in store placements, marketing campaigns and strategic promotional campaigns to drive conversion and grow the basket size.

Lastly, from a sourcing and costing standpoint, we have begun to platform fabric and reduce product costs, which will deliver improved speed to market as well as savings in the back half of fiscal 2019.

While the recent results are not what we anticipated, I’m encouraged by the progress we have made to date and look forward with excitement as our three priorities and many initiatives are taking shape. Our organization was founded on the principle of innovation, delivering solutions to new moms and moms2be. Our brands remain highly trusted and recognized in the market place for their quality merchandise, affordable value and knowledgeable sales associates. With these core values and our strategic priorities, we remain committed to our enterprise wide transformation to a more nimble and profitable organization that generates long-term shareholder value.

With that, let me turn things over to Dave to provide a review of our financial performance as well as Fiscal 2019 guidance.

David Helkey, Chief Financial Officer & Chief Operating Officer:

Thank you, Marla, and good morning to everyone on the call.

Before reviewing the Q4 results – I want to echo what Marla said. While we did make progress in some areas, our Q4 results are not where we want them to be and are not acceptable. We need to be laser focused on our Destination Forward strategy and delivering on our 2019 plan.

Now – on to our fiscal 2018 fourth quarter results.

Sales for the fourth quarter were $91.3 million, a decrease of $13.8 million, or 13.1%, from the fourth quarter last year. The decrease in total sales resulted from the net closure of 29 stores and 83 leased departments, a 5.8 % decline in comparable retail sales, and the 53rd week in fiscal 2017. By channel – the comparable retail sales decline of 5.8% was brick and mortar comparable sales down 8.8% while ecommerce sales were up 2.7%.

Gross margin for the fourth quarter was 48.4%, a decrease of 200 basis points from the same quarter last year. The year-over-year decrease in gross margin was driven primarily by increased markdown and promotional activity due to more aggressively managing aged inventory.

Gross profit for the fourth quarter was $44.2 million, a decrease of $8.8 million, or 16.6%, from the fourth quarter last year. The decrease resulted from the previously mentioned sales decline, gross margin rate decrease, and the 53rd week in fiscal 2017.

As mentioned by Marla, we continue to make good progress on right sizing our organization and our SG&A. Despite the miss in sales we leveraged SG&A as a percent of sales by 190 basis points to last year. SG&A expenses for the fourth quarter were $47.8 million, a decrease of $9.2 million, or 16.1%, from the comparable quarter last year. The decline in SG&A in fiscal 2018 compared to fiscal 2017 reflects reductions in employee costs and occupancy expenses resulting from the closure of underperforming stores, ongoing expense reduction initiatives and expenses related to the additional 53rd week of operations in fiscal 2017.

The net loss for the fourth quarter was $6.4 million, or $0.46 per share, compared to a net loss of $10.2 million or $0.73 per share for the prior year.

Adjusted net loss was $4.4 million, or $0.31 per share, compared to adjusted net loss of $5.0 million, or $0.36 per share for the fourth quarter of fiscal 2017;

Adjusted EBITDA before other charges for the fourth quarter was $0.3 million, which is down $0.3 million from the comparable quarter last year.

I will now turn to our full year results.

Sales for the fiscal year ended February 2, 2019 were $383.8 million, a decrease of $22.4 million, or 5.5%, from last year. The decrease in total sales for fiscal 2018 compared to fiscal 2017 resulted from the net closure of 29 stores and 83 leased departments, a 1.8 % decline in comparable retail sales, the recognition of $0.8 million of revenue in fiscal 2017 related to a change in our method of accounting for gift card breakage, and the 53rd week in fiscal 2017. By channel – the comparable retail sales decline of 1.8% was brick and mortar comparable sales down 6.2% with ecommerce sales increasing 13.6%.

Gross margin rate for fiscal 2018 was 51.6%, a decrease of 100 basis points from fiscal 2017. The year-over-year decrease in gross margin was driven primarily by increased markdown and promotional activity to more aggressively manage inventory in addition to the increase in ecommerce sales as a percent of total retail sales. Ecommerce sales generate lower gross margins then sales through our retail outlets.

Gross profit for the year was $198.1 million, a decrease of 7.3%, or $15.8 million from last year. Some of this decrease came from the 53rd week in 2017.

We leveraged SG&A as a percent of sales by 210 basis points to last year. SG&A expenses for fiscal 2018 were $198.3 million, a decrease of $20.4 million, or 9.3%, from last year. The decline in SG&A in fiscal 2018 compared to fiscal 2017 reflects cost reductions in employee costs and occupancy expenses resulting from the closure of underperforming stores, ongoing expense reduction initiatives and expenses related to the additional 53rd week of operations in fiscal 2017.

Net loss for fiscal 2018 was $14.3 million, or $1.03 per share. This compared to a net loss of $21.6 million or $1.57 per share for the prior year.

Adjusted net loss was $6.7 million, or $0.48 per diluted share, compared to adjusted net loss of $10.2 million, or $0.74 per diluted share, for the twelve months ended February 3, 2018.

Adjusted EBITDA before other charges for the full year was $16.0 million, an increase of 23.2% or $3.0 million from last year.

Turning now to the balance sheet:

At year end, Inventory was $70.9 million, a decrease of $0.4 million, or 0.6%, from last year. Debt, net of cash, was $45.4 million, an increase of $10.4 million from last year. This increase was due mainly to timing of inventory receipts and payments. At year end – we had $15.3M of availability on our credit facility. During fiscal year 2019 – we expect to generate $8.5M – $13.0M in free cash flow.

I also wanted to provide an update on the Bank of America refinance. We filed an 8-K yesterday that communicated the termination of our proposed arrangement. We had been pursuing this opportunity in an attempt to reduce our cost of capital. As we worked through the detail, though, the refinance could have adversely affected the company’s credit availability. So, we mutually agreed to terminate the commitment. We will continue to look for ways to deliver shareholder value through improved cost of capital, and are pleased to continue to have the support of our current lenders, Wells Fargo and Pathlight.

Moving to Capital Expenditures.

Capital Expenditures for 2018 were $4.6 million, a reduction of $2.0 million from last year. 2018 capital outlays were primarily the result of modest store investments, as we optimize our real estate portfolio, as well as investments in systems, primarily in our ecommerce platform. These investments represent a measured and revenue-focused approach to capital expenditures that we will continue as we move forward.

Now I want to spend a moment on our real estate portfolio.

As part of our Destination Forward brick and mortar strategy, we are continuing to maximize opportunities to prune unprofitable stores and lease locations and are beginning to test new smaller size store formats. During the fourth quarter of fiscal 2018, we closed 16 owned store locations and 80 leased departments for a total of 31 store closures and 85 leased department store closures in Fiscal 2018. Additionally, we generated $2.5 million in incremental occupancy savings in FY2018 from continued lease renewal negotiations on owned stores.

As we look to Fiscal 2019, we remain on track to close another 42 to 67 stores and estimate there will be approximately $1.5M to $2.0M in occupancy savings in fiscal 2019 related to our on-going rent negotiation efforts and smaller footprint for continuing stores. We are continuously evaluating the store portfolio based on the most recent trends by market. If there is an opportunity to be more aggressive with the portfolio, we will take advantage and update you as we progress.

Turning to our outlook for full-year fiscal 2019.

Today we are updating our FY 2019 full year guidance as follows:

•	Total Sales to be in the range of $370.0 million to $380.0 million

•	Comparable Retail Sales to be in the range of down 1.0% to up 1.0%

•	Gross Margin to be in the range of 51.5% to 52.0%

•	SG&A to be in the range of $185.0 million to $189.0 million

•	SG&A % to be in the range of 49.5% to 50.5%

•	Operating Cash Flow to be in the range of 13.0 million to 18.5 million

•	Capital Expenditures to be in the range of 4.5 million to 5.5 million

•	Free Cash Flow to be in the range of 8.5 million to 13.0 million

•	Adjusted EBITDA before other charges to be in the range of $17.0 million to $22.0 million

•	Adjusted EPS – Diluted to be in the range of $(0.12) to $0.08

•	Inventory Turns to be in the range of 2.8 times to 3.0 times for the year

As Marla mentioned; we are disappointed in the first quarter results to date. However, we believe that the initiatives we have in place will allow us to improve performance in the balance of the year. As much as we would like this turn around to be linear – we recognize that we will have some highs and lows as we move forward. We made progress in 2018 and we expect to continue that progress in 2019.